Exhibit 5.1

[Letterhead of Simpson Thacher & Bartlett LLP]

May 24, 2013

PPL Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

Ladies and Gentlemen:

We have acted as counsel to PPL Capital Funding, Inc., a Delaware corporation (the “PPL Capital Funding”), and PPL Corporation, a Pennsylvania corporation (the “Guarantor”), in connection with the Registration Statement on Form S-3 (File Nos. 333-180410 and 333-180410-06) (the “Registration Statement”) filed by the Issuer and the Guarantor with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuer of $250,000,000 aggregate principal amount of 1.90% Senior Notes due 2018 (the “2018 Senior Notes”), $600,000,000 aggregate principal amount of 3.40% Senior Notes due 2023 (the “2023 Senior Notes”) and $300,000,000 aggregate principal amount of 4.70% Senior Notes due 2043 (the “2043 Senior Notes” together with the 2018 Senior Notes and the 2023 Senior Notes, the “Senior Notes”), and the issuance by the Guarantor of guarantees (the “Guarantees”) with respect to the Senior Notes. The Senior Notes and the Guarantees will be issued under an indenture (the “Base Indenture”), dated as of November 1, 1997, among PPL Capital Funding, the Guarantor and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank)), as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 10 thereto, dated May 24, 2013, in the case of the 2018 Notes (“Supplemental Indenture No. 10”), Supplemental Indenture No. 11 thereto, dated May 24, 2013, in the case of the 2023 Notes (“Supplemental

Indenture No. 11”), and Supplemental Indenture No. 12 thereto, dated May 24, 2013, in the case of the 2043 Notes (“Supplemental Indenture No. 12” and together with Supplemental Indenture No. 10 and Supplemental Indenture No. 11, the “Supplemental Indentures” and each such Supplemental Indenture together with the Base Indenture, an “Indenture”).

We have examined the Registration Statement, each Indenture and the Securities Purchase and Registration Rights Agreement, dated May 21, 2013 among PPL Capital Funding, the Guarantor and the several purchasers named therein (the “SPRRA”). We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of PPL Capital Funding and the Guarantor.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that each Indenture is a valid and legally binding obligation of the Trustee.

We have assumed further that (1) the Guarantor has duly authorized, executed and delivered each Indenture and each Guarantee in accordance with the law of the Commonwealth of Pennsylvania and (2) execution, delivery and performance by the Guarantor of each Indenture and each Guarantee do not and will not violate the law of the Commonwealth of Pennsylvania or any other applicable laws (excepting the law of the State of New York and the Delaware General Corporation Law).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Senor Notes have been duly authorized, executed and issued by PPL Capital Funding and, assuming due authentication thereof by the Trustee and payment for and delivery therefor in accordance with the SPRRA, constitute valid and legally binding obligations of PPL Capital Funding enforceable against PPL Capital Funding in accordance with their terms and entitled to the benefits of the applicable Indenture.

2.	Assuming due authentication of the Senior Notes underlying each such Guarantee by the Trustee and payment for and delivery of the Senior Notes in accordance with the SPRRA, each Guarantee constitutes a valid and legally binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 110 of the Base Indenture relating to the separability of provisions of the Indentures.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Guarantor filed with the Commission in connection with the offer and sale of the Senior Notes and to the use of our name under the caption “Legal Matters” and “Validity of the Notes and the Guarantees” in the final prospectus relating to the Notes deemed a part of the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP